Exhibit 10.23

SEPARATION AND MUTUAL RELEASE AGREEMENT

This SEPARATION AND MUTUAL RELEASE AGREEMENT (the “Agreement”) is hereby made and entered into as of the last date on the parties’ signature page below, by and between Adherex, Inc., a Delaware corporation with its principal place of business in Durham County, North Carolina (along with its affiliate Canadian company, Adherex Technologies Inc., referred to together in this Agreement as the “Company”), and the undersigned employee (referred to in this Agreement as “you”). (The Company and you are sometimes collectively referred to hereinafter as the “Parties.”)

The Company currently employs you as Chief Executive Officer. The Parties desire to conclude the employment relationship, effective as of July 2, 2009 (the “Termination Date”), on mutually agreeable terms and to avoid all litigation relating to the employment relationship and its termination. Accordingly, the Parties have agreed upon the terms described herein.

In consideration of the above and the mutual promises and good and valuable consideration set forth below, the sufficiency of which is acknowledged by the Parties, you and the Company agree as follows:

1. Separation. Except as set out in this Agreement, as provided by the specific terms of a benefit plan or as required by law, upon the termination of your employment with the Company, effective as of the Termination Date, all of your employee benefits with the Company will be terminated. You also are resigning as a member and chairman of the board of directors of the Company effective as of the Termination Date. You also hereby represent that you will promptly return to the Company all Company-owned equipment, keys or passes, software, files, materials, programs and documents, including any copies (other than any non-material or non-substantive items), in the same condition as when provided to you (reasonable wear and tear excepted), and that you have no right, title or interest in any intellectual property of the Company. You hereby agree not to seek reemployment by the Company. In addition, upon receipt of your final paycheck from the Company, you agree and acknowledge that you will have been paid by the Company for all of the time that you worked for the Company through the Termination Date.

2. Separation Benefits. The benefits provided to you by the Company as described in this Section 2 are collectively referred to in this Agreement as the “Separation Benefits.”

(a) Separation Pay. If you execute and do not revoke this Agreement, the Company agrees that it will pay you an amount equal to one (1) month of your current regular base salary, less applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by you (the “Separation Pay”). You will receive the Separation Pay on the Company’s next regular payday following the expiration of the “Revocation Period” as defined in Section 8 below.

(b) Benefits Pay. In addition, if you execute and do not revoke this Agreement, the Company agrees that it will pay you $5,640, being an amount equal to the estimated cost of securing equivalent health coverage to that in effect during your employment for a period of four (4) months, less applicable federal, state and local payroll taxes, and other withholdings required by law or authorized by you (the “Benefits Pay”). You will receive the Benefits Pay on the Company’s next regular payday following the expiration of the “Revocation Period” as defined in Section 8 below.

(c) Stock Options. If you execute and do not revoke this Agreement, pursuant to the Company’s Stock Option Plan and prior resolutions of the Board of Directors to this effect, you will have three (3) years following the Termination Date to exercise any vested but unexpired and unexercised stock options. The terms of any stock option agreement and the Stock Option Plan will remain in full force and effect. You should consult with your own financial advisor regarding any tax or other financial implications with respect to the above.

If you do not sign this Agreement and return it to the Company within twenty one (21) days, or if you sign this Agreement and revoke it, you will not be entitled to receive the Separation Benefits described above.

3. Release of Claims. In exchange for the Company’s providing you with the Separation Benefits described in Section 2, above, by signing this Agreement, you release and forever discharge the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “the Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which you ever had or now have, including but not limited to any claims arising out of or related to your employment with the Company and the termination thereof (except and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, your release of the Company Parties from any claims by you for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. You also specifically and forever release the Company Parties (except and to the extent that such a release is expressly prohibited or made void by law) from any claims based on unlawful employment discrimination or harassment, including the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).

By signing this Agreement, you agree and acknowledge that you have no cause to believe there has been any violation of any local, state, or federal law that has occurred with respect to your employment or separation of employment from the Company. You acknowledge that this release applies both to known and unknown claims that may exist between you and the Company and the Company Parties. You expressly waive and relinquish all rights and benefits which you may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date you execute this

Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver. Provided, however, that nothing in this Agreement extinguishes (i) any claims you may have against the Company for breach of this Agreement; or (ii) any claim for indemnity arising under law or under any agreement between you and the Company; or (iii) any claim against any policy of insurance maintained by the Company that would provide coverage to you in the absence of this Agreement (including without limitation any “D&O policy”).

The Company hereby releases and forever discharges you, as well as your agents, representatives, attorneys, successors, assigns, heirs, executors and administrators (collectively, the “Peters Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, which the Company ever had or now has against you, including but not limited to any claims arising out of or related to your employment with the Company (except where and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, the Company’s release of any claims for compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief, or any other form of damages or relief. In addition, this release is meant to release you from all statutory, regulatory, administrative and common law claims, including claims in contract or tort, and including, without limitation, claims for alleged breach of contract, misfeasance, malfeasance, fraud, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. The Parties agree and acknowledge that nothing in this Agreement by way of the mutual release extinguishes any claims the Company may have against you for breach of this Agreement.

4. No Admissions. The Parties hereby acknowledge and agree that the releases set out above in Section 3 of this Agreement constitute final compromises of any potential claims by one Party against the other in connection with your employment by the Company and otherwise, and are not an admission by any Party that any such claims exist or that either Party is liable for any such claims. Unless prohibited by applicable law or regulation, the Parties further agree not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against the other for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement, including but not limited to the termination of your employment with the Company.

Notwithstanding the foregoing, nothing in this Agreement prohibits you from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between you and the Company and the Company Parties, and by signing this Agreement, you are waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by you or on your behalf, individually or collectively.

5. No Disparagement; Cooperation.

(a) No Disparagement. Both Parties agree that they will not denigrate, defame, disparage or cast aspersions upon the other Party, their respective products, services, business and manner of doing business, except if testifying truthfully under oath pursuant to a lawful court order or subpoena or as otherwise required by law. The Company also will use its reasonable best efforts to prevent any of its officers and directors from engaging in such activity. Upon inquiry from any third party, the Company will release only your dates of employment and positions held with the Company.

(b) Cooperation. For a period of six (6) months following the Termination Date, you hereby agree that you will cooperate with and assist the Company in any dispute, grievance, litigation, or administrative claim involving any matters relating to the period of time you were employed by the Company.

6. Relief and Enforcement. You understand and agree that any breach of this Agreement by you will relieve the Company of its obligation to provide any unpaid Separation Benefits as set out in Section 2 above. Both Parties understand and agree that if one Party violates the terms of Section 5 of this Agreement, such Party will cause injury to the other Party that will be difficult to quantify or repair, so that the injured Party will have no adequate remedy at law. Accordingly, each Party agrees that if it violates Section 5 of this Agreement, the other Party will be entitled as a matter of right to obtain an injunction from a court of law, restraining the breaching Party from any further violation of this Agreement. The right to an injunction is in addition to and not in lieu of any other remedies either Party has at law or in equity.

7. No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the Parties hereto. The Parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of North Carolina, and that any suit, action or charge arising out of or relating to this Agreement will be adjudicated in the state or federal courts in Wake County, North Carolina. This Agreement sets forth the entire and fully integrated understanding between the Parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out herein.

8. Right to Revoke. ONCE SIGNED BY YOU, THIS AGREEMENT IS REVOCABLE IN WRITING FOR A PERIOD OF SEVEN (7) DAYS (THE “REVOCATION PERIOD”). IN ORDER TO REVOKE YOUR ACCEPTANCE OF THIS AGREEMENT, YOU MUST DELIVER WRITTEN NOTICE TO L. DIANE TINDALL AT WYRICK ROBBINS YATES & PONTON LLP, AND SUCH WRITTEN NOTICE MUST ACTUALLY BE RECEIVED WITH THE SEVEN (7) DAY REVOCATION PERIOD.

9. Voluntary Execution. By signing below, you acknowledge that you have read this Agreement, that you understand its contents and that you have relied upon or had the opportunity to seek the legal advice of your attorney, who is the attorney of your own choosing. You further acknowledge and agree that the Company advised you in writing to consult with any attorney before executing this Agreement.

10. Miscellaneous.

(a) Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity or the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.

(b) The Parties agree that the failure of a Party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the Party’s full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

(c) This Agreement shall inure to the benefit of and shall be binding upon you, your heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

(d) The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement. This Agreement may be executed in counterparts.

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT. YOU ALSO ACKNOWLEDGE THAT YOU WERE ADVISED BY THE COMPANY IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.

[Signature page follows.]

EMPLOYEE:

/s/ William P. Peters		(SEAL)
(Signature)

William P. Peters

Date:	7/7/09

ADHEREX TECHNOLOGIES INC.

By:	/s/ Robert W. Butts
Name:	Robert W. Butts
Title:	Chairman
Date:	7/6/09

ADHEREX, INC.

By:	/s/ Robert W. Butts
Name:	Robert W. Butts
Title:	Chairman
Date:	7/6/09